July 10, 2009

Electro-Petroleum, Inc.
96 Old Eagle School Road
Suite 118
Wayne, Pennsylvania, USA
19085

Attention:  Mr. Philip Bell, President

RE:           CLEAR CREEK, MISSOURI PROJECT AGREEMENT

The purpose of this letter is to confirm the agreement that has been reached between our companies regarding the matters set forth below.

1.	DEFINITIONS

The following terms and expressions shall have the meanings hereinafter assigned to them, namely:

(a)	“agreement” shall mean this letter Project Agreement;

(b)	“Approved Encumbrances” shall mean the applicable lessor’s royalty and any other encumbrances set forth and described in Schedule “A” hereto;

(c)
“Data” means all data, information and other documents, generated, shared or otherwise created by or on behalf of the ERC, the PPC or any of the parties hereto in connection with the Demonstration Project or otherwise in connection with this agreement;

(d)
"Demonstration Project” shall mean a project determined by the ERC to be feasible and desirable pursuant to and in accordance with paragraph 6 of this agreement and conducted pursuant to and in accordance with paragraph 7 of this agreement;

(e)
“Encumbrance” means any charge, claim, limitation, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership;

(f)	“EPI” shall mean Electro-Petroleum, Inc., a Delaware corporation;

(g)
“EPI Technology” shall mean (a) EEOR, as improved, developed, modified, expanded or refined from time to time, and (b) any and all other Intellectual Property rights dealing with EEOR technology owned by or licensed to EPI;

(h)
“EEOR” shall mean EPI's patented Electrically Enhanced Oil Recovery technology and its related Intellectual Property, which involves, among other things, passing direct current electricity between (i) anodes located either at surface or in the oil-bearing formation in wells adjacent to producing wells and (B) cathodes located in the oil-bearing formation in producing wells;

(i)	"ERC” shall mean the Engineering Review Committee established pursuant to and in accordance with paragraph 5 of this agreement;

(j)
“Grassy Creek Project” shall mean the existing land and production facility (including gathering system, water source well, and water disposal well) owned and operated by MegaWest in the Grassy Creek area of Missouri, capable of producing roughly 500 barrels per day and currently comprised of an initial phase, made up of 15 steam injection wells and 46 production wells, all of which are fully equipped and tied in;

(k)	"Intellectual Property" means any or all of the following:

(i)	all Canada, United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(ii)
trade secrets and proprietary information, including Confidential Information, trade secrets and proprietary information that are inventions (whether patentable or not), invention disclosures, improvements, know how, technology, technical data, results of experiments, formulae, specifications, procedures and tests;

(iii)	all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto;

(iv)	all industrial designs and any registrations and applications therefor;

(v)	all trade names, logos, common law trade-marks and service marks, and all trade-mark and service mark registrations and applications therefor and all goodwill associated therewith; and

(vi)	any rights similar, corresponding or equivalent to, and all documentation related to, any of the foregoing;

(l)
“Marmaton River Project” shall mean the existing land and production facility (including gathering system, water source well, and water disposal well) owned and operated by MegaWest in the Marmaton area of Missouri, capable of producing roughly 500 barrels per day and currently comprised of an initial phase, made up of 13 steam injection wells and 40 production wells, all of which are fully equipped and tied in, and a secondary phase, made up of 10 steam injection wells and 24 production wells, all of which have been drilled but which are not yet completed or tied in;

(m)	“MegaWest” shall mean MegaWest Energy Missouri Corp., a Delaware corporation;

(n)	“MegaWest Infrastructure” means all land, equipment and facilities comprising any part of the Marmaton River Project or the Grassy Creek Project;

(o)
“Missouri Project Lands” means the entire areal, stratigraphic and substance rights held by MegaWest in the Clear Creek area of Missouri, all as more particularly set forth and described in Schedule “A” hereto, to the extent that such rights remain subject to this agreement and the title documents;

(p)
“Operating Procedure” shall mean the standard form AAPL 1989 Model Form Operating Agreement, to be amended to the mutual satisfaction of the parties so as to reflect the operational realities of the recovery of petroleum substances from the Missouri Project Lands using the EPI Technology;

(q)
“Project” shall mean an area of land and the related mineral rights upon which the parties determine to execute enhanced oil recovery operations employing EEOR, subject to the terms and conditions of this agreement;

(r)	“Project IP” means all Intellectual Property developed in connection with the Demonstration Project or otherwise in connection with this agreement;

(s)	“Project Lands” shall have the meaning set forth in paragraph 6 of this agreement;

(t)	“PPC” shall mean a Project Planning Committee established pursuant to and in accordance with paragraph 6 of this agreement;

(u)	“Regulations” shall mean the applicable federal laws and laws of the state of Missouri pertaining to drilling and production spacing units; and

(v)
“title documents” shall mean the documents set forth and described as such in Schedule “A” and any renewals or extensions thereof or further title documents issued pursuant thereto insofar as they relate to the Missouri Project Lands.

2.	SCHEDULES

The following schedules are attached hereto and incorporated into this agreement:

(a)	Schedule “A”, which sets forth the Missouri Project Lands, the title documents and the Approved Encumbrances.

3.	MEGAWEST REPRESENTATIONS

MegaWest makes the following representations and warranties to EPI:

(a)
MegaWest does not warrant title to the Missouri Project Lands, except that it warrants that, other than the Approved Encumbrances, the Missouri Project Lands held by MegaWest are free and clear of all liens, adverse claims, charges and encumbrances created by, through or under MegaWest.  During the term of this Agreement, MegaWest agrees not to transfer or assign any interest in the Missouri Project Lands other than as provided for hereunder unless the transferee assumes the obligations under this Agreement in respect of such transferred portion of the Missouri Project Lands.

(b)
MegaWest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(c)
MegaWest has heretofore furnished to EPI a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of MegaWest, and such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect MegaWest is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

(d)
MegaWest has full corporate power and authority to execute and deliver this agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by MegaWest of this agreement and the consummation by MegaWest of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.  This agreement has been duly executed and delivered by MegaWest.

(e)
The execution, delivery and performance by MegaWest of this agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (i)conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of MegaWest; (ii) conflict with or violate any law applicable to MegaWest; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which MegaWest is a party.

4.	EPI REPRESENTATIONS

EPI makes the following representations and warranties to MegaWest:

(a)
EPI a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b)
EPI has heretofore furnished to MegaWest a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of EPI, and such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect EPI is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

(c)
EPI has full corporate power and authority to execute and deliver this agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by EPI of this agreement and the consummation by EPI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.  This agreement has been duly executed and delivered by EPI.

(d)
The execution, delivery and performance by EPI of this agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of EPI; (ii) conflict with or violate any law applicable to EPI; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which EPI is a party.

5.	PHASE ONE - ENGINEERING REVIEW COMMITTEE

Forthwith upon the execution of this agreement, MegaWest and EPI shall proceed to establish an Engineering Review Committee (the “ERC”).  Such ERC shall be comprised of a minimum of two representatives of MegaWest and a minimum of two representatives of EPI. The ERC shall compile, analyze and assess information in respect of the Missouri Project Lands, the MegaWest Infrastructure (to the extent it shall be determined to be relevant) and the EPI Technology with a view toward determining whether it is feasible and desirable to conduct a demonstration project (a “Demonstration Project”) to establish a plan for employing the EPI Technology in an effort to enhance oil-recovery from all or some portion of the Missouri Project Lands.  The ERC shall diligently conduct the compilation, analysis and assessment of information in respect of the Missouri Project Lands with the intent that a final recommendation be made to EPI and MegaWest, not later than August 14, 2009, as to whether or not to proceed with a Demonstration Project employing the EPI Technology to enhance oil recovery from the Missouri Project Lands.  All activities undertaken by the ERC shall be undertaken in accordance with the terms and conditions of this agreement and the Regulations.  The ERC shall develop a budget for all of its activities detailing responsibility for all costs and expenses, which budget shall be mutually acceptable to both EPI and MegaWest.

6.	PHASE TWO - PLANNING OF DEMONSTRATION PROJECT

If, upon the ERC having completed the compilation, and assessment of information in respect of the Missouri Project Lands, the ERC makes a final recommendation to EPI and MegaWest that they should proceed with a Demonstration Project employing the EPI Technology in an effort to enhance oil recovery from the Missouri Project Lands, MegaWest and EPI shall forthwith proceed to establish a project planning committee (the “PPC”).  Such PPC shall be comprised of business and technical personnel of each of MegaWest and EPI, as the parties may jointly determine to be appropriate in the circumstances of the Demonstration Project. The PPC shall diligently conduct the selection of a location for the Demonstration Project, the determination of the scope of the Demonstration Project, the determination of the lands (including applicable mineral rights) to be encompassed within the Demonstration Project (the "Project Lands"), the determination of the design of the Demonstration Project, the determination of a timetable for the implementation of the Demonstration Project, and the setting of performance milestones by which the success or failure of the Demonstration Project shall be determined.  The overarching goal of the Demonstration Project shall be to test and assess the efficacy of EEOR in the recovery of heavy oil from the Missouri Project Area.  All activities undertaken by the PPC shall be undertaken in accordance with the terms and conditions of this agreement and the Regulations.   The PPC shall develop a budget for all of its activities detailing responsibility for all costs and expenses, which budget shall be mutually acceptable to both EPI and MegaWest.

7.	PHASE THREE - UNDERTAKING OF DEMONSTRATION PROJECT

If, upon the ERC having completed the compilation, analysis, and assessment of information in respect of the Missouri Project Lands, the ERC shall have made a final recommendation to EPI and MegaWest that they should proceed with a Demonstration Project employing the EPI Technology in an effort to enhance oil recovery from the Missouri Project Lands; then the Demonstration Project shall proceed pursuant to the terms set out below:

(i)	MegaWest shall make available for the Demonstration Project such of the Missouri Project Lands as the PPC may determine to be desirable, at no direct cost to EPI;

(ii)
MegaWest shall make available for the Demonstration Project such of the MegaWest Infrastructure as the PPC may determine to be desirable, at a cost to be mutually agreed by MegaWest and EPI and on terms and conditions based on normal petroleum joint venture practices to be mutually agreed by MegaWest and EPI;

(iii)	EPI shall make available for the Demonstration Project such of the EPI Technology as the PPC may determine to be desirable, at no direct cost to MegaWest;

(iv)
MegaWest shall make available for the Demonstration Project such of its field operations staff, engineering staff, geological staff, land staff, as the PPC may determine to be desirable in order to allow for the proper planning, execution, management and reporting of all Demonstration Project activities, on a cost-of-service basis to be agreed upon by MegaWest and EPI.  Such costs will be subject to a mutually agreed budget and the parties agree that such costs will not exceed 120% of the said budget;

(v)
EPI shall make available for the Demonstration Project at no direct cost to MegaWest such of its staff as may be required to operate and monitor the equipment and processes related to EEOR, which staff will act in concert with the staff of MegaWest within the established parameters of the Demonstration Project;

(vi)
MegaWest and EPI shall establish mutually agreeable milestones for the execution of all activities related to the Demonstration Project as a means to measure and define the outcomes and results of the Demonstration Project;

(vii)
in consideration of the contributions by EPI to the Demonstration Project, EPI shall be entitled to 75% of any production of petroleum substances from the Project Lands until recovery of all of its costs, including for certainty MegaWest's staff costs under subsection (iv) above. If the Demonstration Project is determined to be successful in accordance with paragraph 8 below, MegaWest shall, immediately following such determination, transfer and convey a 25% working interest in the mineral rights in and to the Project Lands;

(viii)
if, within a specific period of time to be determined by MegaWest and EPI and based upon milestones to be mutually agreed to by MegaWest and EPI, it is determined that the use of the EPI Technology in an effort to enhance oil recovery from the Missouri Project Lands has not been successful, MegaWest and EPI shall promptly settle all accounts related to the Demonstration Project and discontinue the Demonstration Project.  In such case, EPI shall not have earned or acquired any interest in and to the Missouri Project Lands other than the right to recover its costs out of production as provided for in the first sentence of subsection vii above, including without limitation any right to any share of future production from the Missouri Project Lands, or any other interest in the in situ mineral rights or reserves held by MegaWest in and to the Missouri Project Lands; and

(ix)	The following liability provisions shall apply:

(A)
Each party agrees to assume all liability for injury, death or property damage suffered by any of its employees or agents or the employees or agents of its subcontractors in connection with the work conducted by them on the Demonstration Project.

(B)
Each party agrees to assume all liability for injury, death or property damage (including loss of use of property) suffered by any third party or, arising out of or incidental to the work conducted by them on the Demonstration Project.

(C)
MegaWest agrees to release, defend, indemnify and hold EPI harmless from and against any and all loss, cost, damage or expense of every kind and nature associated with reservoir loss or damage, unless such damage is caused by the gross negligence or willful misconduct of EPI.

(D)
In no event shall either party be liable to the other under this contract for indirect, special, incidental or consequential damages, including but not limited to, loss of profits, loss of use of assets or loss of product or facilities downtime.

(E)	Each party shall maintain industry typical insurance.

8.	PHASE FOUR - FUTURE DEVELOPMENT

(a)
If, within a specific period of time to be determined by MegaWest and EPI and based upon milestones to be mutually agreed to by MegaWest and EPI, it is determined that the use of the EPI Technology in an effort to enhance oil recovery from the Missouri Project Lands has been successful, whether as originally contemplated or as adapted by field experience during the conduct of the Demonstration Project, MegaWest and EPI shall:

(i)
negotiate diligently and in good faith in an effort to determine how best to apply EEOR to the balance of the Missouri Project Lands not included within the parameters of the Demonstration Project; and

(ii)
negotiate diligently and in good faith an Operating Agreement to govern the lands underlying the Demonstration Project and potential future projects on the Missouri Project Lands and to govern the determination of Projects and the participation of EPI and MegaWest in such Projects.

(b)
MegaWest and EPI agree that the Operating Agreement shall contain typical industry terms for agreements covering similar projects in similar circumstances and shall include, but not be limited to, the following terms and conditions:

(i)	an operating committee (the "Operating Committee") and a technical committee (the "Technical Committee") will be appointed with members from each of EPI and MegaWest;

(ii)	the Operating Procedure shall apply;

(iii)	MegaWest shall be the initial operator;

(iv)
each of MegaWest and EPI shall bear all costs and expenses in accordance with their respective interests in the applicable lands and shall be entitled to receive and retain all revenues from the sale of production from the applicable lands in accordance with their respective working interests;

(v)
future development of the Missouri Project Lands will be pursued on the basis of each successive Project being nominated by the Technical Committee, or by either Party, and approved by the Operating Committee pursuant to the terms of the Operating Agreement;

(vi)
upon the approval of a Project (the size of which shall not exceed 640 acres), a 25% interest in the lands and applicable in situ mineral rights underlying the lands comprising the Project shall be conveyed by MegaWest to EPI;

(vii)
in the event the Demonstration Project is successful and EPI advises MegaWest that it does not wish to proceed with a nominated Project, MegaWest shall have the right to proceed with such Project at 100% working interest, EPI and MegaWest agree to enter into a licence agreement pursuant to which EPI would grant a licence to MegaWest with respect to the EPI Technology to permit MegaWest to use such EPI Technology on the nominated Project Lands in exchange for the payment by MegaWest to EPI of a 10% net profits interest with respect to all production from the nominated Project Lands.  Such licence shall be on terms mutually acceptable to the parties and shall include the establishment of a technology committee including representatives of EPI to oversee the application of the technology and ensure the appropriate protection of EPI's rights in the EPI Technology and Project IP;

(viii)
in the event the Demonstration Project is successful and MegaWest advises EPI that it does not wish to proceed with a nominated Project, EPI shall have the right to proceed with such Project at 100% working interest in exchange for the payment by EPI to MegaWest of a 10% net profits interest with respect to all production from the nominated Project Lands;

(ix)
in the event EPI wishes to acquire a 25% working interest in all or substantially all of the Missouri Project Lands prior to the commencement of the first Project, the sale to EPI by MegaWest of such working interest ownership may be negotiated based upon on the value attributed thereto by an independent third party evaluator; such purchase and sale will, however, only occur in the event that the terms thereof shall be mutually agreed to by MegaWest and EPI;

(x)
upon either the conveyance of an interest on declaration of a Project, or upon the purchase of an interest pursuant to subsection (vi) above, the joint ownership of the lands which are subject to such conveyance or purchase and sale shall be governed by the Operating Agreement; and

(xi)
MegaWest and EPI shall discuss whether there is a basis for the expansion of their joint activities to other lands owned by MegaWest and, if such basis is determined to exist, to determine the basis on which they might both agree to the expansion of their joint activities to other lands owned by MegaWest and to which other lands owned by MegaWest such joint activities might be expanded.

9.	EXCLUSIVITY

(a)
If a Demonstration Project is not proceeded with, or if the Demonstration Project is proceeded with and is unsuccessful, MegaWest will not use EPI’s Technology on the Missouri Project Lands at any time in the future, without EPI’s consent and participation.

10.	DATA AND INTELLECTUAL PROPERTY

(a)
All Data shall be and remain the property of the party contributing same.  Intellectual property rights, including patent rights, for any Intellectual Property developed with respect to the Demonstration Project or otherwise in connection with this agreement or the EPI Technology shall vest fully and unconditionally in EPI, and EPI shall have the sole and exclusive right to pursue patent protection for such Intellectual Property.  MegaWest agrees to and hereby assigns all of MegaWest’s right, title, and interest in and to all intellectual property rights, including patent rights, for any Intellectual Property developed with respect to the Demonstration Project or otherwise in connection with this agreement or the EPI Technology.  MegaWest agrees to execute, whenever requested by EPI, all patent applications, assignments, lawful oaths and any other papers which EPI may deem necessary or desirable for securing to EPI or for maintaining for EPI all the intellectual property, patent(s), patent application(s) and equivalent rights hereby assigned and agreed to be assigned; all without further compensation to MegaWest.

(b)
The Parties recognize that EPI is not required or obligated to disclose EPI Technology under the terms of this Agreement.  This Agreement shall not be construed as granting a license to any EPI Technology.

(c)
MegaWest agrees that at all times EPI shall be free to negotiate and/or enter into business transactions with third parties with respect to the development of other projects utilizing the EPI Technology in Canada and elsewhere, without restriction or limitation.

11.	CONFIDENTIAL INFORMATION

(a)
All Confidential Information shall be received in confidence and shall be used only for the purposes of this agreement.  “Confidential Information” means any proprietary or confidential information, samples, technical data, trade secrets or know-how (whether or not patentable or copyrightable) that is owned or controlled by the party disclosing the information (the “Disclosing Party”) or its subsidiaries of affiliates, including, but not limited to, research, product plans, products, service plans, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sale and profit figures, finances and other business information disclosed to the other party (the “Receiving Party”) by or on behalf of the Disclosing Party either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property.  Confidential Information shall include any notes, analyses, compilations, studies, memoranda or other documents prepared by the Receiving Party that contain, reflect or are based upon, in whole or in part, any Confidential Information.  For clarification, the Parties shall treat the data collected and generated pursuant to the Demonstration Project, including the Data and this Agreement as Confidential Information of both parties.  Confidential Information shall not include information which:

(i)	is publicly available prior to the date of the agreement or becomes publicly available thereafter through no breach of this agreement by the Receiving Party;

(ii)	was known to the Receiving Party prior to the date of the agreement as shown by written documents;

(iii)
is required to be disclosed pursuant to applicable laws, rules, regulations or government requirement or court order, provided, however, that the Receiving Party shall promptly advise the Disclosing Party of its notice of any such requirement or order and cooperate reasonably with the Disclosing Party in an attempt to limit or avoid such disclosure;

(iv)	is independently developed, without reference to or reliance upon the Confidential Information, by personnel of the Receiving Party who had no access to the Confidential Information; or

(v)	was received by the Receiving Party from a third party that is not obligated to keep the information confidential.

(b)
A specific disclosure made by the Disclosing Party to the Receiving Party shall not be deemed to be within the foregoing exceptions merely because it is embraced by a general disclosure known to the public or in the possession of the Receiving Party.  In addition, any combination of aspects of a disclosure shall not be considered to be within the foregoing exceptions merely because individual elements thereof are known to the public or in the Receiving Party’s possession, unless the combination and its principles are known to the public or in the Receiving Party’s possession.

(c)
Each party warrants that it will use and disclose Confidential Information only in accordance with this agreement.  Except as permitted herein, neither party shall disclose any Confidential Information provided to it under the terms of this agreement without the express written permission of the Disclosing Party.  The Receiving Party shall use the same steps that it takes to protect its own similar confidential and proprietary information, which shall not be less than a reasonable standard of care, to hold in confidence the Disclosing Party’s Confidential Information.  The Receiving Party shall limit access to Confidential Information to those representatives, counsel, directors, officers, employees and agents of the Receiving Party (each, a “Representative,” and collectively, the “Representatives”) who have a need to know such information in connection with the purposes of this agreement provided that such Representative is informed by the Receiving Party of the confidential nature of such information and of the confidential undertakings by the Receiving Party and such Representative is bound to the Receiving Party by an obligation of confidentiality no less restrictive than this agreement.  The Receiving Party shall be responsible for any breach of this agreement by its Representatives.

(d)
The obligations of non-use and confidentiality as set forth herein shall survive termination of this Agreement and shall remain in effect with respect to any particular item of Confidential Information until the Receiving Party can document that it falls into one of the exceptions (i) – (v) above.

12.	TERMINATION

(a)	Either party may terminate this Agreement upon written notice and without penalty in the following circumstances:

(i)
the failure of either Party to carry out a material duty or obligation under this Agreement, which default is not cured to the reasonable satisfaction of the non-defaulting Party within 30 days of providing notice in writing to the defaulting Party detailing the nature of the default;

(ii)	the bankruptcy or insolvency of the other Party or if the other Party seeks the protection of any law for bankrupt or insolvent debtors; or

(iii)	the mutual agreement of both Parties to terminate the Agreement.

(b)
EPI may terminate this Agreement upon written notice and without penalty if an Operating Agreement (as contemplated in Section 8(b)) is not executed within twelve months of the date of execution of this Agreement.

(c)	The provisions of Sections 9, 10, 11, 12, 13 and 14 shall survive completion or earlier termination of this Agreement.

13.	INDEMNIFICATION

Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party, its directors, officials, employees, and agents (each, an “Indemnified Party”) from and against any and all losses, claims, damages, actions, causes of action, costs and expenses (including reasonable legal fees) (“Loss”) brought by an unrelated third party that alleges that the Indemnifying Party caused such Loss by reason of any gross negligence, or intentional wrongful act or omission by the Indemnifying Party, its agents, employees, officers, or directors in direct connection with this agreement or any breach of this agreement.  Notwithstanding the foregoing, in no event shall an Indemnifying Party, its directors, officers, contractors, agents or employees be liable for any punitive, exemplary, aggravated, indirect, consequential, incidental or special damages.

14.	NOTICES

The addresses for service of the parties hereto shall be as follows:

Electro-Petroleum, Inc.
96 Old Eagle School Road
Suite 118
Wayne, Pennsylvania, USA
19085

Attention:  Mr. Philip Bell, President
Fax: (610) 964-8570

MegaWest Energy Missouri Corp.
c/o
MegaWest Energy Corp.
800, 926- 5th Ave. SW
Calgary, AB, Canada
T2P 0N7

Attention: Land Department    Fax: (403) 984-6343

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a party at the address of such party set out above, in which case the item so served shall be deemed to have been received by that party when personally served;

(b)	by facsimile transmission to a party to the fax number of such party set out above, in which case the item so transmitted shall be deemed to have been received by that party when transmitted; or

(c)
except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class post, postage prepaid, to a party at the address of such party set out above, in which case the item so mailed shall be deemed to have been received by that party on the fifth day following the date of mailing.

Each of EPI and MegaWest may from time to time change their respective addresses for service by giving written notice to the other.

15.	MISCELLANEOUS

(a)
Wherever any term or condition of any schedule conflicts or is at variance with any term condition in the body hereof the latter shall prevail. In the event of any conflict or inconsistency between the provisions of this agreement and the title documents the provisions of the title documents shall prevail.

(b)	This agreement and the relationship amongst the parties hereto shall be construed and determined according to the laws of the Province of Alberta, without regard to conflicts of laws principles.

(c)	This agreement may be executed in separate counterparts each of which taken together shall comprise a complete agreement.

If the foregoing is in accordance with your understanding of the agreement reached amongst our companies, would you please indicate your acknowledgement and acceptance by signing in the space provided and returning one copy of this letter agreement to this office.

Yours very truly,

MEGAWEST ENERGY MISSOURI CORP.

ACKNOWLEDGED AND AGREED TO THIS 13th day of July, 2009.         ELECTRO-PETROLEUM, INC.